Exhibit 99.1

July 31, 2014

Contacts:
MARK D. GIBSON	GREGORY R. CONLEY	MYRA F. MOREN
Chief Executive Officer	Chief Financial Officer	Director, Investor Relations
(214) 265-0880	(412) 281-8714	(713) 852-3500
mgibson@hfflp.com	gconley@hfflp.com	mmoren@hfflp.com

HFF, Inc. reports second quarter 2014 financial and transaction production results

PITTSBURGH, PA – HFF, Inc. (NYSE: HF) reported today its financial and production volume results for the second quarter of 2014. Based on transaction volume, HFF, Inc. (the Company or HFF), through its Operating Partnerships, Holliday Fenoglio Fowler, L.P. (HFF LP) and HFF Securities L.P. (HFF Securities and, collectively with HFF LP, the Operating Partnerships), is one of the leading and largest full-service commercial real estate financial intermediaries in the U.S., providing commercial real estate and capital markets services to both the users and providers of capital in the commercial real estate sector.

Consolidated Earnings

Second Quarter Results

The Company reported revenues of $94.8 million for the second quarter of 2014, which represents an increase of $13.8 million, or 17.0% compared to the second quarter of 2013 revenues of $81.0 million. The Company generated operating income of $18.0 million during the second quarter of 2014, an increase of $2.6 million when compared to operating income of $15.4 million for the second quarter of 2013. This increase in operating income is primarily attributable to the 17.0% increase in revenues and was partially offset by (a) increases in the Company’s compensation-related costs and expenses associated with, in part, (i) the net growth in headcount of 75 new associates from July 1, 2013 through June 30, 2014, (ii) an increase in incentive compensation including firm and office profit participation expenses directly tied to performance-based metrics, and (iii) increased non-cash stock compensation expense, and (b) increases in other operating expenses including travel and entertainment and supplies, research and printing expenses primarily due to higher transactional activity and an increase in personnel.

Interest and other income, net, totaled $3.2 million in the second quarter of 2014, a decrease of $3.2 million, or 49.5% compared to $6.4 million in the second quarter of 2013. This decrease is primarily a result

HFF reports second quarter 2014 financial results

of decreases in other income earned in connection with the Company’s Freddie Mac Program Plus® Seller Servicer business, which is primarily related to the other income earned from the securitization of certain of these loans and the sale of a portion of the related servicing rights.

The Company recorded income tax expense of $8.6 million in the second quarter of 2014, compared to income tax expense of $8.4 million in the second quarter of 2013, an increase of $0.2 million.

The Company reported net income for the quarter ended June 30, 2014 of $12.6 million, a decrease of $0.5 million, or 3.8%, compared with net income of $13.1 million for the quarter ended June 30, 2013. Net income for the quarter ended June 30, 2014 was $0.33 per diluted share compared to $0.35 per diluted share for the second quarter of 2013, a decrease of $0.02 per diluted share, or 5.7%.

Adjusted EBITDA (a non-GAAP measure whose reconciliation to net income can be found within this release) for the second quarter of 2014 and 2013 was $23.1 million. The Adjusted EBITDA margin for the second quarter of 2014 was 24.4% compared to an Adjusted EBITDA Margin of 28.5% in the second quarter of 2013. This decrease in Adjusted EBITDA margin is primarily attributable to the decrease in interest and other income, net, as discussed above.

Six Month Results

The Company reported revenues of $170.8 million for the six months ended June 30, 2014, which represents an increase of $35.6 million, or 26.3% compared to revenues of $135.2 million during the same period in 2013. The Company generated operating income of $21.8 million, an increase of $6.5 million when compared to operating income of $15.3 million for the six months ending June 30, 2013. This increase in operating income is primarily attributable to the 26.3% increase in revenues and was partially offset by (a) increases in the Company’s compensation-related costs and expenses associated with, in part, (i) the net growth in headcount of 75 new associates from July 1, 2013 through June 30, 2014, (ii) an increase in incentive compensation including firm and office profit participation expenses directly tied to performance-based metrics, and (iii) increased non-cash stock compensation expense, and (b) increases in other operating expenses including travel and entertainment and supplies, research and printing expenses primarily due to higher transactional activity and an increase in personnel.

HFF reports second quarter 2014 financial results

Interest and other income, net, totaled $6.2 million for the six months ending June 30, 2014, a decrease of $4.5 million, or 42.0% compared to $10.6 million for the six months ending June 30, 2013. This decrease is primarily a result of decreases in other income earned in connection with the Company’s Freddie Mac Program Plus® Seller Servicer business which is primarily related to the other income earned from the securitization of certain of these loans and the sale of a portion of the related servicing rights.

The Company recorded income tax expense of $12.1 million for the six months ending June 30, 2014, compared to income tax expense of $10.1 million for the six months ending June 30, 2013, an increase of $2.0 million, which is primarily due to the higher income before income taxes.

The Company reported net income for the six month period ended June 30, 2014 of $16.3 million, an increase of $0.9 million, or 5.8% compared with net income of $15.4 million for the six month period ended June 30, 2013. Net income for the six month period ended June 30, 2014 was $0.43 per diluted share compared to $0.41 per diluted share for the six month period ended June 30, 2013, an increase of $0.02 per diluted share, or 4.9%.

Adjusted EBITDA for the six month period ending June 30, 2014 was $35.0 million and represents an increase of $5.0 million, or 16.7% compared to $30.0 million in the comparable period in 2013. This increase in Adjusted EBITDA is primarily attributable to the increase in operating income partially offset by a decrease in interest and other income, net, as discussed above. The Adjusted EBITDA margin for the six month period ending June 30, 2014 was 20.5% compared to an Adjusted EBITDA margin of 22.2% in the comparable period of 2013.

HFF reports second quarter 2014 financial results

HFF, Inc.

Consolidated Operating Results

(dollars in thousands, except per share data)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Revenue	$94,787	$81,008	$170,818	$135,223
Operating expenses:
Cost of services	53,343	46,592	99,417	81,434
Operating, administrative and other	21,555	16,998	45,641	34,904
Depreciation and amortization	1,883	2,008	3,936	3,596

Total expenses	76,781	65,598	148,994	119,934
Operating income	18,006	15,410	21,824	15,289
Interest and other income, net	3,241	6,424	6,151	10,611
Interest expense	(9)	(9)	(16)	(18)
(Increase) decrease in payable under the tax receivable agreement	—	(339)	501	(339)

Income before income taxes	21,238	21,486	28,460	25,543
Income tax expense	8,630	8,386	12,145	10,127

Net income	$12,608	$13,100	$16,315	$15,416

Earnings per share—basic	$0.33	$0.35	$0.43	$0.41
Earnings per share—diluted	$0.33	$0.35	$0.43	$0.41
Weighted average shares outstanding—basic	37,817,666	37,369,753	37,689,260	37,312,994
Weighted average shares outstanding—diluted	38,023,500	37,743,679	37,810,267	37,612,733
Adjusted EBITDA	$23,121	$23,097	$34,955	$29,957

HFF reports second quarter 2014 financial results

Production Volume and Loan Servicing Summary

The reported volume data presented below (provided for informational purposes only) is unaudited and is estimated based on the Company’s internal database.

Second Quarter Production Volume Results

Unaudited Production Volume by Platform

(dollars in thousands)

	For the Three Months Ended June 30,
By Platform	2014		2013		Change
	Production Volume	# of Trans.	Production Volume	# of Trans.	Production Volume	% chg.	# of Trans.	% chg.
Debt Placement	$5,985,883	262	$6,631,471	209	$(645,588)	-9.7%	53	25.4%
Investment Sales	6,814,716	120	5,341,700	119	1,473,016	27.6%	1	0.8%
Equity Placement (1)	1,048,382	33	258,146	13	790,236	306.1%	20	153.8%
Loan Sales	63,850	4	68,432	4	(4,582)	-6.7%	—	0.0%

Total Transaction Volume	$13,912,831	419	$12,299,749	345	$1,613,082	13.1%	74	21.4%

Average Transaction Size	$33,205		$35,651		$(2,447)	-6.9%

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans	Fund/Loan Balance	% chg.	# of Loans	% chg.
Private Equity Discretionary Funds	$2,552,000		$2,139,500		$412,500	19.3%
Loan Servicing Portfolio Balance	$35,316,680	2,363	$32,253,081	2,313	$3,063,599	9.5%	50	2.2%

(1)	Formally referred to as Structured Finance.

Production volumes for the second quarter of 2014 totaled $13.9 billion on 419 transactions representing a 13.1% increase in production volume and a 21.4% increase in the number of transactions when compared to the production volumes of approximately $12.3 billion on 345 transactions for the second quarter of 2013. The average transaction size for the second quarter of 2014 was $33.2 million, or approximately 6.9% lower than the comparable figure of approximately $35.7 million for the second quarter of 2013. A portion of the 13.1% increase in production volume was the result of one unusually large investment sale transaction (the Large Transaction) during the second quarter of 2014. If the Large Transaction was excluded, production volume would have still increased by 4.0%, and the average transaction size for the second quarter of 2014 would have been approximately $30.5 million, or approximately 14.4% lower than the second quarter 2013 average transaction size of $35.7 million.

HFF reports second quarter 2014 financial results

•	Debt Placement production volume was approximately $6.0 billion in the second quarter of 2014, representing a decrease of 9.7% from second quarter of 2013 volume of approximately $6.6 billion.

•	Investment Sales production volume was approximately $6.8 billion in the second quarter of 2014, representing an increase of 27.6% over second quarter of 2013 volume of approximately $5.3 billion. A portion of the 27.6% increase in investment sales production volume was the result of the Large Transaction which closed during the second quarter of 2014. If the Large Transaction was excluded, investment sales production volume during the second quarter of 2014 would have still increased by 6.5% over the comparable quarter in 2013.

•	Equity Placement production volume was approximately $1.0 billion in the second quarter of 2014, an increase of 306.1% from the second quarter of 2013 volume of approximately $258.1 million.

•	Loan Sales production volume was approximately $63.9 million for the second quarter of 2014, a decrease of 6.7% from the second quarter of 2013 volume of $68.4 million.

•	At the end of the second quarter of 2014, the amount of active private equity discretionary fund transactions on which HFF Securities has been engaged and may recognize additional future revenue was approximately $2.6 billion compared to approximately $2.1 billion at the end of the second quarter of 2013, representing a 19.3% increase.

•	The principal balance of the Company’s Loan Servicing portfolio reached $35.3 billion at the end of the second quarter of 2014, representing an increase of approximately $3.1 billion, or 9.5%, from $32.3 billion at the end of the second quarter 2013.

HFF reports second quarter 2014 financial results

Six Month Production Volume Results

Unaudited Production Volume by Platform

(dollars in thousands)

	For the Six Months Ended June 30,
By Platform	2014		2013		Change
	Production Volume	# of Trans.	Production Volume	# of Trans.	Production Volume	% chg.	# of Trans.	% chg.
Debt Placement	$11,249,712	454	$11,166,694	395	$83,018	0.7%	59	14.9%
Investment Sales	11,527,465	246	8,079,901	186	3,447,564	42.7%	60	32.3%
Equity Placement (1)	1,707,711	54	542,848	33	1,164,863	214.6%	21	63.6%
Loan Sales	100,432	8	95,392	8	5,040	5.3%	—	0.0%

Total Transaction Volume	$24,585,320	762	$19,884,835	622	$4,700,485	23.6%	140	22.5%

Average Transaction Size	$32,264		$31,969		$295	0.9%

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans	Fund/Loan Balance	% chg.	# of Loans	% chg.
Private Equity Discretionary Funds	$2,552,000		$2,139,500		$412,500	19.3%
Loan Servicing Portfolio Balance	$35,316,680	2,363	$32,253,081	2,313	$3,063,599	9.5%	50	2.2%

(1)	Formally referred to as Structured Finance.

Production volumes for the six months ended June 30, 2014 totaled approximately $24.6 billion on 762 transactions, representing a 23.6% increase in production volume and a 22.5% increase in the number of transactions when compared to the production volumes of approximately $19.9 billion on 622 transactions for the comparable period in 2013. The average transaction size for the six months ended June 30, 2014 was $32.3 million, representing a 0.9% increase from the comparable figure of $32.0 million in the first six months of 2013. A portion of the 23.6% increase in production volume was the result of the Large Transaction during the first six months of 2014. If the 2014 production volumes were adjusted to exclude the Large Transaction, the Company’s adjusted 2014 production volume would still have increased by approximately 18.0% as compared to the 2013 production volume of $19.9 billion and the Company’s adjusted average transaction size for the first six months of 2014 would have decreased by 3.7% as compared to the 2013 average transaction size of $32.0 million.

Business Comments

Pursuant to its strategic growth initiatives, the Company continued to expand its total employment and production ranks to their highest levels since the Company went public in January 2007. The Company’s total employment reached 682 associates as of June 30, 2014, which represents a net increase of

HFF reports second quarter 2014 financial results

75, or 12.4%, over the comparable total of 607 associates as of June 30, 2013. HFF’s total number of transaction professionals reached 267 as of June 30, 2014, which represents a net increase of 23, or 9.4% over the comparable total of 244 transaction professionals as of June 30, 2013. Over the past twelve months, the Company continued to add transaction professionals to existing lines of business and product specialties through the promotion and recruitment of associates in 17 of the Company’s offices, including the Philadelphia office which opened in December 2013.

“We are pleased with the strong operating performance of the Company in the second quarter and first half of 2014 and view our continued performance as confirmation from our clients that HFF’s core strategy, our partnership culture, and leadership structure continue to be well received by the commercial real estate industry in general,” said Mark Gibson, chief executive officer of HFF.

“We believe these key attributes permit HFF to continue to attract and retain highly-talented individuals who in turn provide exceptional knowledge and service to our clients, as evidenced by the recently-announced addition of our 23rd office in Charlotte, North Carolina in July 2014. The combination of our people and our collective industry expertise allows HFF to continue to benefit from the meaningful synergies which exist among the Company’s six business lines,” added Mark Gibson.

Non-GAAP Financial Measures

This earnings press release contains a non-GAAP measure, Adjusted EBITDA, which as calculated by the Company is not necessarily comparable to similarly-titled measures reported by other companies. Additionally, Adjusted EBITDA is not a measurement of financial performance or liquidity under GAAP and should not be considered as an alternative to the Company’s other financial information determined under GAAP. For a description of the Company’s use of Adjusted EBITDA and a reconciliation of Adjusted EBITDA with net income, see the section of this press release titled “Adjusted EBITDA Reconciliation.”

Earnings Conference Call

The Company’s management will hold a conference call to discuss second quarter 2014 financial results on Thursday, July 31, 2014 at 6:00 p.m. Eastern Time. To listen, participants should dial 877-474-9505 in the U.S. and 857-244-7558 for international callers approximately 10 minutes prior to the start of the call and enter participant code 26118410. A replay will become available after 10:00 p.m. Eastern Time on Thursday, July 31, 2014 and will continue through August 7, 2014, by dialing 888-286-8010 (U.S. callers) and 617-801-6888 (international callers) and entering participant code 67750548.

HFF reports second quarter 2014 financial results

The live broadcast of the Company’s quarterly conference call will be available online on its website at www.hfflp.com on Thursday, July 31, 2014 beginning at 6:00 p.m. Eastern Time. The broadcast will be available on the Company’s website for one month. Related presentation materials will be posted to the “Investor Relations” section of the Company’s website prior to the call. The presentation materials will be available in Adobe Acrobat format.

About HFF, Inc.

Through its subsidiaries, Holliday Fenoglio Fowler, L.P. and HFF Securities L.P., the Company operates out of 23 offices nationwide and is one of the leading and largest full-service commercial real estate financial intermediaries in the U.S. providing commercial real estate and capital markets services to both the users and providers of capital in the commercial real estate sector. The Company offers clients a fully integrated national capital markets platform including debt placement, investment sales, equity placements, investment banking and advisory services, loan sales and commercial loan servicing.

Certain statements in this earnings press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions constitute forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this earnings press release. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Any forward-looking statements speak only as of the date of this earnings press release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: (1) general economic conditions and commercial real estate market conditions, including the recent conditions in the global markets and, in particular, the U.S. debt markets; (2) the Company’s ability to retain and attract transaction professionals; (3) the Company’s ability to retain its business philosophy and partnership culture; (4) competitive pressures; (5) the Company’s ability to integrate and sustain its growth; and (6) other factors discussed in the Company’s public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K.

Additional information concerning factors that may influence HFF, Inc.’s financial information is discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in the Company’s most recent Annual Report on Form 10-K, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission. Such information and filings are available publicly and may be obtained from the Company’s web site at www.hfflp.com or upon request from the HFF, Inc. Investor Relations Department at investorrelations@hfflp.com.

HFF reports second quarter 2014 financial results

HFF, Inc.

Consolidated Balance Sheets

(dollars in thousands)

(Unaudited)

	June 30,	December 31,
	2014	2013
ASSETS
Cash and cash equivalents	$133,205	$201,262
Accounts receivable, receivable from affiliate and prepaids	15,919	4,588
Mortgage notes receivable	190,443	93,587
Property, plant and equipment, net	6,897	6,586
Deferred tax asset, net	150,274	161,099
Intangible assets, net	20,950	20,488
Other noncurrent assets	460	566

Total assets	$518,148	$488,176

LIABILITIES AND STOCKHOLDERS’ EQUITY
Warehouse line of credit	$190,443	$93,587
Accrued compensation, accounts payable and other current liabilities	38,077	67,155
Long-term debt (includes current portion)	495	443
Deferred rent credit and other liabilities	5,706	5,801
Payable under the tax receivable agreement	145,115	145,616

Total liabilities	379,836	312,602
Class A Common Stock, par value $0.01 per share, 175,000,000 shares authorized, 37,676,946 and 37,248,416 shares outstanding, respectively	381	372
Additional paid in capital	97,986	76,097
Treasury stock	(9,042)	(2,760)
Retained earnings	48,987	101,865

Total equity	138,312	175,574

Total liabilities and stockholders’ equity	$518,148	$488,176

HFF reports second quarter 2014 financial results

Adjusted EBITDA Reconciliation

The Company defines Adjusted EBITDA as net income before (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) stock-based compensation expense, which is a non-cash charge, (v) income recognized on the initial recording of mortgage servicing rights that are acquired with no initial consideration, which is also a non-cash income amount that can fluctuate significantly based on the level of mortgage servicing right volumes, and (vi) the increase (decrease) in payable under the tax receivable agreement, which represents changes in a liability recorded on the Company’s consolidated balance sheet determined by the ongoing remeasurement of related deferred tax assets and, therefore, can be income or expense in the Company’s consolidated statement of income in any individual period. The Company uses Adjusted EBITDA in its business operations to, among other things, evaluate the performance of its business, develop budgets and measure its performance against those budgets. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. The Company finds Adjusted EBITDA as a useful tool to assist in evaluating performance because it eliminates items related to capital structure and taxes, including the Company’s tax receivable agreement. Note that the Company classifies the interest expense on its warehouse lines of credit as an operating expense and, accordingly, it is not eliminated from net income in determining Adjusted EBITDA. Some of the items that the Company has eliminated from net income in determining Adjusted EBITDA are significant to the Company’s business. For example, (i) interest expense is a necessary element of the Company’s costs and ability to generate revenue because it incurs interest expense related to any outstanding indebtedness, (ii) payment of income taxes is a necessary element of the Company’s costs and (iii) depreciation and amortization are necessary elements of the Company’s costs.

Any measure that eliminates components of the Company’s capital structure and costs associated with the Company’s operations has material limitations as a performance measure. In light of the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under GAAP and should not be considered as an alternative to net income, operating income or

HFF reports second quarter 2014 financial results

any other measures derived in accordance with GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

Set forth below is an unaudited reconciliation of consolidated net income to Adjusted EBITDA for the Company for the three and six months ended June 30, 2014 and 2013:

Adjusted EBITDA for the Company is calculated as follows:

(dollars in thousands)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Net income	$12,608	$13,100	$16,315	$15,416
Add:
Interest expense	9	9	16	18
Income tax expense	8,630	8,386	12,145	10,127
Depreciation and amortization	1,883	2,008	3,936	3,596
Stock-based compensation	1,920	670	6,665	3,200
Initial recording of mortgage servicing rights	(1,929)	(1,415)	(3,621)	(2,739)
Increase (decrease) in payable under the tax receivable agreement	—	339	(501)	339

Adjusted EBITDA	$23,121	$23,097	$34,955	$29,957

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